Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF LOSS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2021	2020
Revenue	$149,524	$211,690
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	169,482	173,596
Selling, general and administrative expenses (excludes depreciation and amortization)	49,367	53,131
Corporate expenses (excludes depreciation and amortization)	9,354	8,694
Depreciation and amortization	20,297	20,356
Other operating expense, net	1,235	2,340
Operating loss	(100,211)	(46,427)
Interest expense, net	(6,142)	(2,583)
Other income (expense), net	7,852	(17,456)
Loss before income taxes	(98,501)	(66,466)
Income tax benefit (expense)	2,129	(7,441)
Consolidated net loss	(96,372)	(73,907)
Less amount attributable to noncontrolling interest	—	3
Net loss attributable to the Company	$(96,372)	$(73,910)